Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jonathan Kennedy Investor Relations
Intersil Corporation
(408) 546-3399
investor@intersil.com

Intersil Corporation Reports Third Quarter 2008 Financial Results

•	Achieves net revenues of $218.7 million; a 10% increase from 2007

•	Achieves GAAP earnings per share of $0.41; a 52% increase from 2007

•	Achieves net income of $50.7 million, a 41% increase from 2007

•	Closes $75 million revolving credit agreement with Bank of America, NA

Milpitas, CA, October 22, 2008 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high performance analog semiconductors, today reported financial results for the quarter ended October 3, 2008. Net revenues for the third quarter were $218.7 million, a 10% increase from $198.3 million in the third quarter of 2007, and a 1% increase from $216.2 million in the second quarter of 2008.

Generally Accepted Accounting Principles (GAAP) Results

GAAP gross margins were 56.3% for the third quarter of 2008 compared to 56.4% in the same quarter last year, and 56.7% in the second quarter of 2008. Operating margins from continuing operations were 24.0% compared to 19.5% in the same quarter last year, and 20.1% in the second quarter of 2008. Net income from continuing operations was $50.7 million, or $0.41 earnings per diluted share, as compared to net income of $36.0 million, or $0.27 earnings per diluted share in the same quarter last year. For the second quarter of 2008, the Company reported net income from continuing operations of $38.0 million, or $0.30 earnings per diluted share.

Non-GAAP Results

Non-GAAP net income increased 13% to $55.4 million and non-GAAP diluted earnings per share increased 22% to $0.44 compared to the same quarter last year.

By end market, Intersil’s third quarter revenues were as follows: high-end consumer (25.2% of revenues), computing (36.1% of revenues), industrial (18.5% of revenues), and communications (20.2% of revenues).

“Intersil had a strong quarter with record high revenue and excellent earnings growth year over year,” said Dave Bell, Intersil’s President and Chief Executive Officer. “We were pleased to deliver strong financial results with growth in two of our four end markets, despite a challenging economic environment.”

During the quarter, the Company repurchased $30 million or 1.3 million shares of its stock, under a previously announced stock repurchase program. The Company’s Board of Directors has also authorized the payment of a quarterly dividend of $0.12 per share of common stock. The payment of this dividend will be made on November 21, 2008 to shareholders of record as of the close of business on November 11, 2008.

The company also announced that on October 17, 2008, it closed a $75 million revolving credit agreement with Bank of America, NA as administrative agent, and certain other banks. “Combined with our current cash position, this line of credit enhances our ability to strategically invest in our business. Securing credit in today’s market underscores the solid cash flow of our business model,” said Dave Zinsner, Intersil’s Senior Vice President and Chief Financial Officer.

Business Outlook

“We have seen a significant decline in orders entering the fourth quarter. The decrease in demand is broad and spread across most of our product families and end markets. Demand for our computing and consumer products is particularly weak as global demand for these products has dropped quickly.” said Mr. Bell. “Although visibility is limited in these turbulent times, we expect revenue in the fourth quarter to decline by approximately 20% to 25%. We intend to continue controlling our expenses, and expect GAAP earnings per diluted share of approximately $0.10 to $0.14 and non-GAAP earnings per diluted share of approximately $0.22 to $0.26.”

Investors and interested parties within the United States may listen to Intersil’s conference call on October 22nd at 1:45 p.m. Pacific/4:45 p.m. Eastern by dialing (800) 295-3991 using the password “Intersil”. International callers may connect to the call by dialing (617) 614-3924. A replay of Intersil’s conference call will be available for two weeks by dialing (888) 286-8010 in the U.S. or (617) 801-6888 internationally using the access code “14406063”. A webcast replay of the conference call will be available for two weeks on the Company’s web site at http://www.intersil.com/investor. A copy of this press release may be found on the Company’s web site at http://www.intersil.com/investor.

About Intersil

Intersil Corporation is a world leader in the design and manufacture of high-performance analog semiconductors. The Company’s products address some of the industry’s fastest growing markets, including flat panel displays, cell phones, other handheld systems, and notebooks. Intersil’s product families address power management functions and analog signal processing functions. Intersil products include ICs for battery management, hot-swap and hot-plug controllers, linear regulators, power sequencers, supervisory ICs, bridge drivers, PWM controllers, switching DC/DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high-performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site and career page at www.intersil.com.

NON-GAAP REPORTING

In addition to GAAP reporting, Intersil reports net income or loss and diluted earnings per share on a non-GAAP basis. This non-GAAP earnings information excludes stock-based compensation expense, amortization of intangibles, unusual items and related tax effects. Intersil believes this information provides meaningful insight into the Company’s on-going performance and has therefore chosen to provide this information to investors for a more consistent basis of comparison and to emphasize the results of on-going operations. Intersil also uses this information internally to evaluate and manage the Company. A reconciliation between GAAP and non-GAAP information is included in the tables below.

FORWARD-LOOKING STATEMENTS

Intersil Corporation press releases and other related comments may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon Intersil Corporation’s (“Intersil”) management’s current expectations, estimates, beliefs, assumptions, and projections about Intersil’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Intersil does not adopt and is not responsible for any forward-looking statements and projections made by others in this press release. Intersil’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Intersil filings with the U.S. Securities and Exchange Commission (“SEC”) (which you may obtain for free at the SEC’s web site at http://www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations, and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil undertakes no obligation to update or revise these forward-looking statements.

— FINANCIAL TABLES TO FOLLOW –

Intersil Corporation

Consolidated Statements of Operations

Unaudited

(In US$ millions, except shares and per share amounts)

	Quarter Ended			Three Quarters Ended
	Oct 3 2008	Sep 28 2007	4-Jul 2008	Oct 3 2008	Sep 28 2007
	(Q3 2008)	(Q3 2007)	(Q2 2008)	(YTD 2008)	(YTD 2007)
Net revenues	$218.7	$198.3	$216.2	$638.6	$544.3
Product cost of revenues	95.6	86.5	93.7	283.4	234.3

Gross profit	123.1	111.8	122.6	355.2	310.0
Expenses
Research and development	35.1	34.0	38.6	108.9	98.9
Selling, general and administrative	31.8	33.6	36.3	95.6	96.9
Amortization of purchased intangibles	2.8	2.5	3.1	8.8	7.2
In-process research and development	0.1	3.0	—	0.1	3.0
Restructuring	0.6	—	1.2	5.5	—

Operating income from continuing operations	52.5	38.7	43.4	136.3	104.0
(Loss) gain on deferred comp investments, net	(1.3)	0.2	0.8	(7.8)	1.0
Interest income, net	3.1	8.1	4.1	12.1	24.2

Income from continuing operations before income taxes	54.4	47.0	48.3	140.6	129.2
Income tax expense from continuing operations	3.7	11.0	10.3	4.2	28.8

Income from continuing operations	50.7	36.0	38.0	136.3	100.4
Discontinued operations
Loss from discontinued operations, before taxes	—	(0.2)	—	—	(0.2)
Income tax benefit from discontinued operations	—	(0.1)	—	(19.4)	(0.1)

Income (loss) from discontinued operations	—	(0.1)	—	19.4	(0.1)

Net income	$50.7	$35.9	$38.0	$155.8	$100.3

Earnings per share
Basic
Continuing operations	$0.41	$0.27	$0.31	$1.10	$0.75
Discontinued operations	—	—	—	0.16	—

Net income per share	$0.41	$0.27	$0.31	$1.25	$0.75

Diluted
Continuing operations	$0.41	$0.27	$0.30	$1.09	$0.74
Discontinued operations	—	—	—	0.16	—

Net income per share	$0.41	$0.27	$0.30	$1.24	$0.74

Weighted average shares
Basic	123.2	132.1	123.6	124.2	133.6

Diluted	124.4	134.0	124.6	125.3	135.1

	Quarter Ended			Three Quarters Ended
	Oct 3 2008	Sep 28 2007	4-Jul 2008	Oct 3 2008	Sep 28 2007
Other Financial Metrics:
Stock compensation expense by classification:
Cost of sales	$0.8	$1.1	$1.1	$2.9	$3.2
Research and development	3.2	3.3	3.7	$10.3	11.3
Selling, general and administrative	4.2	6.9	5.9	$11.0	19.3
Free cash flow:
Cash flow from operations	$39.0	$63.8	$56.3	$154.5	$173.5
Proceeds from sales of PP&E	—	0.3	0.1	0.1	5.3
Capital expenditures	(8.7)	(4.6)	(8.7)	(31.5)	(17.4)

Total free cash flow	$30.3	$59.5	$47.7	$123.1	$161.4

Depreciation	$5.6	$5.3	$5.7	$16.5	$15.2

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Non-GAAP Financial Information

Unaudited

(In US$ millions, except shares and per share amounts)

	Quarter ended
	Oct 3 2008	Sep 28 2007
Net income on GAAP basis:	$50.7	$35.9
Acquisition related expenses—intangibles amortization	2.8	2.5
Stock compensation expense	8.2	11.4
Manufacturing severance provision	—	1.0
In-process research and development	0.1	3.0
Restructuring	0.6	—
Discontinued operations	—	0.1
Associated tax effects	(7.1)	(4.9)

Net income on Non-GAAP basis:	$55.4	$49.0

Non-GAAP diluted earnings per share	$0.44	$0.36

Diluted weighted average common shares outstanding	124.4	134.0
Diluted weighted average shares difference attributable to FAS 123R	0.8	2.1

Non-GAAP diluted weighted average common shares outstanding	125.3	136.1

The above non-GAAP presentations of Net Income, EPS and WAS is adjusted to reflect financial results excluding stock based compensation, amortization of intangibles, discontinued operations and unusual items. These non-GAAP presentations are provided to enhance the reader’s overall understanding and comparability of the Company’s financial performance

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Consolidated Balance Sheets

Unaudited

(In US$ millions)

	Oct 3 2008	Dec 28 2007
Assets
Current Assets
Cash, cash equivalents and short-term investments	$289.8	$483.8
Trade receivables, net	130.4	117.4
Inventories, net	111.5	97.7
Prepaid expenses and other current assets	13.5	10.0
Deferred income taxes	30.3	39.5

Total Current Assets	575.5	748.5
Other Assets
Property, plant and equipment, net	122.1	109.6
Purchased intangibles, net	22.5	29.9
Goodwill	1,475.9	1,445.8
Deferred income taxes	39.6	37.5
Long-term investments	118.1	19.1
Other	15.9	14.6

Total Other Assets	1,794.0	1,656.5

Total Assets	$2,369.5	$2,405.0

Liabilities and Shareholders’ Equity
Current Liabilities
Trade accounts payable	$42.2	$40.2
Income taxes payable	5.4	19.2
Deferred net revenue	11.9	10.3
Other accrued items	57.8	55.7

Total Liabilities	117.3	125.4
Non-current Liabilities
Income taxes payable	—	40.7
Total Shareholders’ Equity	2,252.2	2,238.9

Total Liabilities and Shareholders’ Equity	$2,369.5	$2,405.0

Note: Totals and percentages may not add or calculate precisely due to rounding.

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